Exhibit 99.1

Teleflex Completes Strategic Divestiture of OEM Business for $1.5 Billion

Intends To Utilize Net Proceeds To Pay Down Debt and Repurchase Shares

Wayne, Pa., August 3, 2026 - Teleflex Incorporated (NYSE:TFX), a leading global provider of medical technologies, today announced it has completed the previously disclosed divestiture of its OEM business to Montagu and Kohlberg, for $1.5 billion in cash.

The close of the OEM transaction marks a pivotal milestone in Teleflex's transformation strategy, sharpening the Company's focus on the commercial excellence of its continuing businesses.

The divestiture strengthens Teleflex's financial flexibility and positions it to accelerate innovation and drive sustainable, profitable growth while returning significant capital to shareholders. Further, it allows the OEM business to benefit from dedicated resources to build on its established capabilities as an independent company under new ownership.

The company remains committed to its capital deployment priorities, including debt reduction of $800 million and completing its $1 billion share repurchase authorization. Consistent with this commitment, Teleflex intends to utilize the net proceeds from the close of the OEM strategic divestiture to return significant capital to shareholders through debt paydown and share repurchases, enhancing its financial flexibility to support its growth strategy.

Under the terms of the agreement, Teleflex estimates after tax proceeds of approximately $1.25 billion for its OEM business.

Teleflex will provide updated 2026 financial guidance when it reports second-quarter financial results on August 6, 2026.

Advisors

Centerview Partners LLC is serving as financial advisor, Simpson Thacher & Bartlett LLP is acting as legal counsel and Joele Frank is serving as strategic communications advisor to Teleflex.

Kirkland & Ellis LLP and Ropes & Gray LLP are acting as legal counsel to Montagu and Kohlberg.

About Teleflex Incorporated

As a global provider of medical technologies, Teleflex is driven by our purpose to improve the health and quality of people’s lives. Through our vision to become the most trusted partner in healthcare, we offer a diverse portfolio with solutions in the therapy areas of anesthesia, emergency medicine, interventional cardiology and radiology, surgical, vascular access, and urology. We believe that the potential of great people, purpose driven innovation, and world-class products can shape the future direction of healthcare.

Teleflex is the home of Arrow™, Barrigel™, Deknatel™, LMA™, Pilling™, QuikClot™, Rüsch™, UroLift™ and Weck™ – trusted brands united by a common sense of purpose. At Teleflex, we are empowering the future of healthcare. For more information, please visit teleflex.com.

Forward-Looking Statements Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Any forward-looking statements contained herein are based on our management's current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or company actions to differ materially from what is expressed or implied by these statements. These risks and uncertainties are identified and described in more detail in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

CAUTION: Federal (USA) law restricts these devices for sale or use by or on the order of a physician.

Teleflex, the Teleflex logo, Arrow, Barrigel, Deknatel, LMA, Pilling, QuikClot, Rüsch, UroLift and Weck are trademarks or registered trademarks of Teleflex Incorporated or its affiliates in the U.S. and/or other countries. Other names are the trademarks of their respective owners. Refer to the Instructions for Use for a complete listing of the indications, contraindications, warnings, and precautions. Information in this document is not a substitute for the product Instructions for Use. Not all products may be available in all countries. Please contact your local representative.

© 2026 Teleflex Incorporated. All rights reserved.

Contacts:
Teleflex
Lawrence Keusch
Vice President, Investor Relations and Strategy Development
investor.relations@teleflex.com
610-948-2836